Exhibit 99.1

CrossAmerica Announces Pending Acquisition of

Assets of Jet Pep of Alabama

•	CrossAmerica announces agreement to acquire certain assets of one of the largest fuel operators in Alabama; transaction expected to close in the fourth quarter

ALLENTOWN, PA, August 7, 2017 - CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or “the Partnership”) announced today that it has entered into a definitive agreement to acquire certain assets of Holly Pond, AL based Jet Pep, Inc. for a total consideration of $72 million. The assets consist of 102 commission operated retail sites, including 92 fee sites, 5 lease sites and 5 independent commission accounts.  The locations sold nearly 91 million gallons of unbranded fuel in 2016.

In addition, Circle K Stores, Inc., a subsidiary of Alimentation Couche-Tard and the general partner of CrossAmerica, has also agreed to purchase certain other assets from Jet Pep, Inc., including a fuel terminal, associated trucking equipment and 18 other retail sites for an undisclosed amount.

“We are excited to acquire the assets of one of the largest fuel supply networks in Alabama,” said President and CEO Jeremy Bergeron.  “This acquisition expands our presence in the South, and demonstrates our ability to execute on strategic M&A opportunities with our new general partner sponsor.”

The acquisition is subject to customary conditions to closing and is expected to close in the calendar fourth quarter of 2017.  The Partnership expects the acquisition to be accretive to distributable cash flow to limited partners.

About CrossAmerica Partners LP

CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of Alimentation Couche-Tard Inc.  Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,200 locations and owns or leases approximately 900 sites. With a geographic footprint covering 29 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

About Alimentation Couche-Tard

Couche-Tard is the leader in the Canadian convenience store industry. In the United States, it is the largest independent convenience store operator in terms of the number of company-operated stores (corporate stores). In Europe, Couche-Tard is a leader in convenience store and road transportation fuel retail in the Scandinavian countries (Norway, Sweden and Denmark), in the Baltic countries (Estonia, Latvia and Lithuania), and in Ireland and also has an important presence in Poland.

For more information on Alimentation Couche-Tard Inc. or to consult the company’s annual Consolidated Financial Statements and Management Discussion and Analysis, please visit: http://corpo.couche‑tard.com.

Contacts

Investors:

Randy Palmer, 210-692-2160

Media:

Lisa Koenig, 210-692-2659

Forward-Looking Statements

This press release and any oral statements made regarding the subjects of this release may contain forward-looking statements of CrossAmerica Partners, which may include, but are not limited to, statements regarding CrossAmerica Partners’ plans, objectives, expectations and intentions and other statements that are not historical facts, including statements identified by words such as "outlook," "intends," "plans," "estimates," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "anticipates," "foresees," or the negative version of these words or other comparable expressions. All statements addressing operating performance, events, or developments that CrossAmerica Partners expects or anticipates will occur in the future, including statements relating to the acquisitions, consideration that may be subject to adjustment, and closing conditions, revenue growth and earnings or earnings per unit growth, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements.  The forward-looking statements are based upon CrossAmerica Partners’ current views and assumptions regarding future events and operating performance and are inherently subject to significant business, economic and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond each of the company’s control.  The statements in this press release are made as of the date of this press release, even if subsequently made available by CrossAmerica Partners on its website or otherwise.  CrossAmerica Partners does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although CrossAmerica Partners does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the companies cannot guarantee their accuracy.  Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the factors discussed in this report and those described in the “Risk Factors” section of the CrossAmerica Partners’ Form 10-K or 10-Qs filed with the Securities and Exchange Commission as well as in CrossAmerica Partners’ other filings with the Securities and Exchange Commission.  No undue reliance should be placed on any forward-looking statements.